Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated September 9, 2010, between Alentus Corporation, a Nevada corporation (the “Company”) and Randy Reineck (the “Employee”).

1. Employment and Effectiveness.  The Company hereby employs the Employee, and the Employee accepts employment, as of the date first set forth above (the “Commencement Date”), under the terms and conditions of this Agreement.

2.  Term.  The employment of the Employee pursuant to this Agreement shall be for three years and shall auto extend for additional one year increments if neither party gives at least six months notice prior to the expiration of the then current term (the “Employment Term”). This Agreement is terminable by either party at any time, with and without cause, subject to the provisions regarding termination set forth below.  Upon termination of Employee’s employment with Company, neither Employee nor Company shall have any further obligations to each other except as provided in Sections 5, 6, and 7 below.

3.  Position and Duties.  The Employee shall be employed as President and shall have the duties, responsibilities and authority as may from time to time be assigned by the Company’s Board of Directors that are consistent with and normally associated with such position. The Employee shall devote substantially all of his or her business time, effort and energies exclusively to the business of the Company, and shall not serve as an active principal or director or officer of any other company or entity without the prior written consent of the Board of Directors, except that the Employee may serve as a director or officer of any trade association, civic, educational or charitable organization without such consent. The Employee shall also serve without additional compensation as an officer and director of the Company and any of its subsidiaries, if so elected or appointed, but if not so elected or appointed the compensation hereunder shall in no way be affected.  The Employee shall devote his or her best efforts to advancing the interests of the Company.  The Employee shall not be required to relocate the place of the performance of his or her duties more than 30 miles from his or her current home location, subject to reasonable business travel requirements incident to this position.

4.  Compensation and Benefits.

(a)  During the Employment Term, the Company shall pay the Employee a base salary at the annual rate of $135,000 (the “Base Salary”), payable in accordance with the normal payroll practices established  by the Company. The Base Salary after one year shall be changed to be the greater of i) $135,000 or ii) the same as the CEO base salary. The Employee shall be entitled to increases in the Base Salary as may be determined from time to time by the Company’s Board of Directors or pursuant to its delegation.  If the Base Salary is increased during the Employment Term, the new salary shall thereafter constitute the “Base Salary” for purposes of this Agreement.

(b) In addition to Base Salary, in 2009, the Employee was granted Incentive Stock Options with certain vesting requirements as defined in separate Notice of Stock Option Grant documents. The options were awarded under the terms of the Company 2009 Stock Incentive Plan.

(c) In addition to Base Salary, the Employee shall be eligible for a cash bonus or bonuses. Such bonus shall be based upon mutually agreed upon milestones and shall equal 40% of Employee’s payable Base Salary for any fiscal year. The milestones must be agreed upon by the Employee and the Board of Directors or the appropriate committee thereof. The Company shall cooperate with Employee to place this bonus into a deferred compensation plan if requested by Employee and if the Company expense associated with this placement is less than ten percent of the bonus.

(d)  The Employee shall be eligible to participate in other employee benefit plans maintained by the Company during the Employment Term, and to receive all fringe benefits, for which his or her status and level of employment qualify in accordance with the Company’s usual policies and arrangements and the terms of such plans, policies and arrangements.  In addition, the Company will pay for the health insurance premium as currently contracted directly by the Employee to their health insurance provider.

(e)  The Employee shall be awarded 1,600,000 shares of the Company’s restricted stock, vested and issuable on the Commencement Date.

5.  Termination Payments.

(a)  Payments for Termination.  This Agreement shall terminate immediately upon (i) the Employee voluntarily terminates his employment with the Company, (ii) upon the Employee’s death, (iii) at the Company’s option, upon the occurrence of a physical or mental condition which prevents the Employee from performing the duties for which he or she is responsible for a period of six months or longer, or (iv) upon the determination by the Board of Directors that good cause exists to justify the termination of the Employee, which shall mean gross misconduct, gross negligence, commission of an illegal act, theft, dishonesty or fraud in connection with the Company or its business, improper use or disclosure of Company’s confidential information, failure or inability to perform his reasonably assigned duties after notice and a reasonable opportunity to cure such failure, such cure period shall not be less than 30 days, or conviction or plea of no contest to a crime or other conduct which interferes with his ability to perform his duties or threatens damage to the Company.  All future rights to compensation under this Agreement shall cease upon the termination of this Agreement as provided above, except if the grounds for termination of this Agreement is 5a(ii) or 5a(iii) the Employee or his or her heirs shall be entitled to a payment equal to twelve months of Base Salary at the rate being paid immediately prior to termination, unless Company has provided life insurance or disability insurance which provides benefits in excess of such amount in which case no compensation other than such insurance shall be due.

(b)  Accelerated Vesting.  In the event of Termination without cause by the Company or a Change in Control occurs, Employee will be entitled to immediate acceleration of vesting for all unvested Incentive Stock Options and restricted stock sold or awarded under a Restricted Stock Purchase Agreement or the 2009 Stock Incentive Plan.

(i)   For purposes of this Agreement, a "Change of Control" shall mean an Ownership Change in which the shareholders of the Company before such Ownership Change do not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of the Company after such transaction or in which the Company is not the surviving corporation. For purposes of this Agreement an "Ownership Change" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

A.     the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock in the Company;

B.     a merger or consolidation in which the Company is a minority party;

C.     the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

D.     a liquidation or dissolution of the Company.

(c)  Other Termination.  Company shall have the right to terminate Employee at any time, with or without cause.  In the event of any termination by the Company except as provided in (a) above, the Employee shall be entitled to continue to receive the Base Salary at the rate of payment immediately prior to termination until the end of the Employment Term plus an additional six months.  The Employee may terminate this Agreement for good cause in the event his or her duties, responsibilities or compensation are substantially reduced or changed to be inconsistent with the Employee’s original position (although Employee’s titles may change upon the reasonable determination of the Board of Directors), in which case the Employee shall be entitled to continue to receive the Base Salary at the rate of payment immediately prior to termination until the end of the Employment Term plus an additional six months.

6. Covenants.

(a) The Employee shall not, during the term of the employment or at any time thereafter, directly or indirectly, publish or disclose to any person, firm, corporation or other entity, whether or not a competitor of the Company, any confidential information concerning the assets, business or affairs of the Company including, without limitation, any trade secrets, sources of supply, costs, pricing practices, customer lists, financial data, employee information, strategic plans, or organizational data, unless authorized by the Company or as required by a court of law or governing governmental authority pursuant to a specific right to know.

(b)  The Employee shall not during the Employment Term and for a period of any severance or continued payment by the Company after termination, engage in or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise, except as a less than 1% shareholder of a publicly listed company) with or without compensation, any business which is competitive with the business being conducted by the Company at any time during the Employee’s employment.  The Employee shall not during this time period or for a period of two years, whichever time period is longer, directly or indirectly, solicit or contact any employee of the Company, with the view to induce or encourage such employee to leave the employ of the Company for the purpose of being hired by the Employee, an employer affiliated with the Employee or any competitor of the Company.  In addition to all other rights, Company shall have the right to discontinue any payments to Employee in the event of any violation of these requirements

(c)  The Employee represents and covenants that Employee hereby transfers, sells and assigns to the Company or its designee all of the entire right, title and interest of Employee in and to any inventions, ideas, concepts, information, improvements, developments, models, and other intellectual property rights, whether patentable or not and whether copyrightable or not, made, conceived, or developed by Employee, solely or in connection with any other party, prior to or subsequent to the date of this Agreement, which relate or pertain to (i) website hosting and application hosting. (ii) the business, functions or operations of the Company or any subsidiary, or (iii) which arise wholly or partly from the efforts of Employee during the term hereof (hereinafter referred to as “Inventions”).  Employee shall communicate promptly and disclose to the Company all information, details and data pertaining to the aforementioned Inventions, whether during the Term hereof or after, execute and deliver to Company such formal transfers and assignments and such other documents as may be requested by Company to accomplish such transfers, file and prosecute patents, or obtain copyrights.  Any such Invention shall be deemed to be a work made for hire as that term is defined under the Copyright laws.  Any Invention made within one year of the termination of this Agreement which relates to or is derived from any Company device or business shall be deemed to fall within the provisions of this Paragraph (c) unless proved by the Employee to have been first conceived and made following such termination and without the use or aid of any Company Confidential Information.

(d)  The Employee acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocable damaged if such covenants are not specifically enforced.  Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining the Employee from any actual or threatened breach of such covenants.

7.  Indemnification.  The Company shall indemnify, defend and hold the Employee harmless, to the maximum extent permitted by law, from any and all claims, litigation or suits arising out of the activities of the Employee reasonably taken in the performance of the duties hereunder, including all reasonable expenses and professional fees that may relate thereto.

8.  Miscellaneous.

(a)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in that State.

(b)  Notice.  Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, or one day after being sent by commercial overnight carrier, or three business days after mailing by U. S. registered mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.

If to the Employee:

Randy Reineck

3050 Rainbow Ave

Pahrump, NV 89048

If to the Company:

William King

25 Enterprise Dr, Suite 240

Aliso Viejo, CA 92656

(c) Entire Agreement: Amendment.  This Agreement shall supersede all existing agreements, whether written or oral, between the Employee and the Company relating to the terms of the Employee’s employment with the Company.  It may not be amended except by a written agreement signed by both parties.

(d)  Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)  Assignment.  Subject to the limitation below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  This Agreement shall not be assignable by the Employee, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company’s business or substantially all of its assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer.

(f)  Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(g) Disputes.  The parties agree that any claim, dispute, or controversy between Employee and the Company (or any of its owners, directors, officers, or parties affiliated with its employee benefits and health plans) regarding this Agreement or the employment of Employee which would otherwise require or allow resort to any court or other governmental dispute resolution forum, whether based on tort, contract, statutory, or equitable law, or otherwise, shall be submitted to and determined exclusively by binding arbitration under and in conformity with the Nevada Uniform Arbitration Act unless prohibited by applicable law.  In addition to any requirements imposed by law, any arbitrator shall be a retired Nevada Superior Court Judge and shall be subject to disqualification on the same grounds as would apply to a judge of such court.  To the extent applicable in civil action in Nevada courts, the following shall apply and be observed: all rules of pleading (including the right of demurrer), all rules of evidence, all rights to resolution of the dispute by means of summary judgment, judgment on the pleadings, and judgment under Code of Civil Procedure.  Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis other than such controlling law, including, but not limited to, notions of “just cause”.  Awards exceeding $50,000 shall include the arbitrator’s written reasoned opinion and, at either party’s written request within 10 days after issuance of the award, shall be subject to reversal and remand, modification, or reduction following review of the record and arguments of the parties by a panel of three other arbitrators who shall, as far as practicable, proceed according to the law and procedures applicable to appellate review by the Nevada Court of Appeal of a civil judgment following court trial.  Each party shall bear their own costs and legal fees in connection with any arbitration.  Company shall pay the arbitrator’s fees and any related arbitrator costs.  Notwithstanding the foregoing, Company shall have the right to seek injunctive relief in appropriate courts for any violation or threatened violation of the provisions of Section 6.

(h)  Modification.  This Agreement may only be modified or amended by a supplemental written agreement signed by Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Company

By: /s/ William King

William King, Director

By: /s/ Lee Danna

Lee Danna, Director

Employee

/s/ Randy Reineck

Randy Reineck

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